FOR ADDITIONAL INFORMATION:

Investor Contact:

Reid Cox

Director of Business Development

& Investor Relations

(209) 926-3417

rcox@pacwest.com

Pac-West Receives Settlement of Various Claims and Disputes

with SBC California

Stockton, CA - July 2, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced the signing of a Settlement Agreement for $6.8 million in claims and disputes with SBC California.

On June 27, 2003, Pac-West entered into a Settlement Agreement with SBC California regarding various disputes between the parties for charges billed in prior periods through June 1, 2003. Under the terms of the Settlement Agreement, SBC California agreed to pay Pac-West $6.8 million.

In an unrelated matter, Ravi Brar, Pac-West's CFO, commented, "On June 26, 2003, we appeared before a Nasdaq Listing Qualifications Panel to present the company's plan for regaining compliance with Nasdaq's minimum bid price requirement and request additional time to do so. We currently anticipate receiving a decision from the Panel in the next several weeks, which should provide guidance on the company's plan for regaining compliance and a timeframe for doing so. However, our investors should be aware that there can be no assurances that the Panel will accept the company's plan for regaining compliance or grant the company additional time to do so. We will make public the relevant details of the Panel's decision as well as our response, if any, as soon as reasonably practicable following receipt of the decision."

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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